AGREEMENT AND INDEMNITY

This Indemnity Agreement ("Indemnity") is made as of July 16, 2010 between **BRIAN S. ETTINGER** of Houston, Harris County, Texas ("Ettinger"), and **GLOBAL RESOURCE CORPORATION** ("GBRC") a Nevada corporation with offices located at 9400 Globe Center, Drive Suite 101, Morrisville, NC 27560.

RECITALS:

A. This Agreement and Indemnity is being executed in connection with the resignation by Ettinger from the position of Chairman of the Board ("COB") of GBRC, at the request of the Board and its funding (investors/lenders), such resignation to be effective upon the completion of the matters set out in paragraph 4 below. In addition, this agreement is intended for GBRC to indemnify Ettinger from all liability resulting from being named as a party in the certain wage claim lawsuit styled "***Jeffrey Kimberly v. Global Resource Corporation, Ken Kinsella, and Brian Ettinger***" and pending in Superior Court of New Jersey, Burlington County Law Division; Docket No.: L-1017-10.

B. In addition, this agreement will set out the financial terms and conditions by which Ettinger will step down from the position of COB of GBRC. The parties have or will execute a mutual release, certain agreements modifying or terminating prior agreements and other related documents necessary in order to effect the purposes of this agreement. Ettinger will tender a formal resignation from the Board of Directors and as COB of GBRC which will be effective under the terms of this agreement and indemnity. Ettinger will submit a statement to be submitted to the shareholders of GBRC and the public thanking them for allowing him to serve as COB on behalf of the company. GBRC agrees to release this statement.

AGREEMENT:

NOW, THEREFORE, in consideration of the above and the mutual promises contained in this Agreement, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. **Recitals**. The Recitals are incorporated herein by this reference.

2. **Capitalized Terms**. Capitalized Terms shall have the same meaning as in the Instrument unless the context requires otherwise.

3. **"Indemnified Activities"** means any and all activities in connection with any facts that gave rise to any of the allegations contained in that certain lawsuit ("***Jeffrey Kimberly v. Global Resource Corporation, Ken Kinsella, and Brian Ettinger***" and pending in Superior Court of New Jersey, Burlington County Law Division; Docket No.: L-1017-10).

4. **Agreements and Consideration**

a) **Ettinger waives his right** to receive 500,000 shares and 1,000,000 options for the common stock of GBRC as a termination package as approved by GBRC's board in December, 2009, as well as any other additional compensation benefits he would be entitled to for serving as COB once GBRC reaches Milestone 1 or Milestone 2 achievements.

b) Ettinger will receive a lump sum cash payment of $80,000.00 which includes his outstanding legal service invoice in the approximate sum of $53,000.00 as part of this termination agreement, which will be paid by July 23, 2010.

WIRING INSTRUCTIONS

Wire transfer to: Bank's Address	Compass Bank 6375 Woodway Drive Houston, Texas 77057
Account Number:	70325713
Account name and address:	The Law Office of Brian Ettinger & Associates ***OPERATING ACCOUNT*** 5120 Woodway Drive, Suite 5004 Houston, Texas 77056
Contact name and Telephone #:	Brian Ettinger (713) 266-1112
ABA Routing Number:	113010547

c) *When GBRC again becomes current in its reporting requirements with the SEC, anytime 90 days after Ettinger's ceasing to be an affiliate of GBRC, their legal counsel will immediately issue Ettinger a legal opinion confirming that any shares received by Ettinger at least six months prior to sale may be sold without restriction so long as GBRC has been current in its SEC reports for the 12 months prior to sale and so long as he has not at any time again become an affiliate of GBRC. Upon any actual sale of shares held by Ettinger for at least six months, starting 90 days after his ceasing to be an affiliate of GBRC, GBRC's legal counsel will issue an opinion to remove the restrictive legend with respect to the shares sold, so long as the company has been current in its SEC filings for the 12 months prior to sale and Ettinger has not at any time again become an affiliate of GBRC.*

d) GBRC will enter into a new consulting agreement with Ettinger terminating his current consulting agreement.

e) GBRC and Ettinger agree to enter into a mutual release.

f) Ettinger will tender a formal resignation from the Board of Directors and as COB of GBRC which will be effective upon the execution of the mutual release, agreement and indemnity. Ettinger will submit a statement to be submitted to the shareholders of GBRC publicly thanking them for allowing him to serve as COB on behalf of the company.

g) Each party shall promptly notify the other in writing of: (i) the occurrence of any Indemnified Activity or; (ii) any action by a governmental authority; and (iv) any claim made or threatened by any third party against an either party relating to loss or injury resulting from Indemnified Activities.

5. Indemnity. GBRC shall exonerate, indemnify, defend (with counsel mutually agreed upon) save and hold harmless BRIAN S. ETTINGER from and against any and all claims, losses, fines, penalties, judgments, damages, costs or expenses (including attorneys' fees, consultant fees and expert fees) and all other liabilities to any third party arising out of or resulting from and of the Indemnified Activities.

6. Subrogation of Indemnity Rights. If either party fails fully to perform their obligations under this agreement, the non-defaulting party shall be subrogated to any rights or claims of the defaulting party against any other person relating to any matter made the subject of this agreement.

7. Heirs Successors, and Assigns. This agreements and indemnities contained herein shall be continuing, irrevocable and binding on the parties and their respective heirs, successors and assigns.

8. Survival of Covenants Representations, Warranties and Indemnities. All agreements, representations, warranties and indemnities of the parties contained in this agreement shall not be merged into the documents giving effect to the parties' agreements and shall survive the execution and delivery of such documents.

9. Further Assurances. Each party shall execute such other and further documentation as is required to effect the purposes of this agreement.

10. Arbitration. In the event a dispute arises between the parties relating to the subject matter of this agreement, the parties agree to submit the same to arbitration in Wilmington, Delaware in accordance with the rules of the American Arbitration Association.

11. Notices. Any notices which may be required to be given to the other party shall, unless otherwise specified, be in writing and shall be (i) hand delivered, effective upon receipt (ii) sent by United states Express Mail or by private overnight courier service, effective upon receipt, or (iii) served by certified mail, postage prepaid, return receipt requested, effective upon receipt, and in each case addressed as set forth below or to such other addresses as one party shall furnish in writing to the other.

12. Governing Law. THIS INDEMNITY SHALL BE GOVERNED AND CONTROLLED AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS BY THE LAWS, STATUTES AND DECISIONS OF THE STATE OF NEVADA.

13. Severability. All provisions contained in this Indemnity are severable and the invalidity or unenforceability of any provision shall not affect or impair the validity or enforceability of the remaining provisions of this Indemnity.

14. Headings. The descriptive headings of the paragraphs of this Indemnity are inserted for convenience only and do not constitute a part of this Indemnity.

IN WITNESS WHEREOF, this instrument has been executed by the undersigned as of the date first set forth above.

Brian Ettinger

Brian S. Ettinger, Individually and in all Capacities

GBRC

____

Title: CEO